Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Ares Management, L.P. 2014 Equity Incentive Plan of our report dated March 14, 2014, with respect to the combined and consolidated financial statements of Ares Holdings, Inc. and Ares Investments LLC and to the use of our reports dated April 16, 2014 with respect to the financial statements of Ares Management, L.P., included in the Registration Statement (Form S-1 No. 333-194919) and related Prospectus of Ares Management, L.P., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
May 1, 2014